EXHIBIT 10.4

SHARE PURCHASE AGREEMENT

among

WILLIAM ROBERTS, COLIN GILLESPIE, and ROBERT PIERRE,

and

SUPER LEAGUE GAMING, INC.

dated as of

August 11, 2021

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of August 11, 2021 (the "Effective Date"), is entered into between William Roberts, an individual ("Roberts"), Colin Gillespie, an individual ("Gillespie") and Robert Pierre, an individual ("Pierre") (each of Roberts, Gillespie, and Pierre are sometimes hereinafter, a "Seller", and collectively, "Sellers") and Super League Gaming, Inc., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding ordinary shares, with a nominal value £0.000001 ("Ordinary Shares") of Bannerfy Ltd, a company organized under the laws of England and Wales with registered number 12849466 (the "Company"), being 1,333,453 Ordinary Shares (the "Shares");

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the consideration payable by Buyer to Sellers shall be held in reserve, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Ancillary Documents (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Documents" means those certain employment agreements between each of Roberts and Daniel Storey, individually, and the Company, in form and substance as reasonably approved by Buyer and the Sellers' Representative without delay prior to the Closing.

"Basket" means Fifty Thousand and 00/100 Dollars ($50,000.00)

"Buyer Common Stock" means Buyer's common stock, par value $0.001 per share.

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"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California or the United Kingdom are authorized or required by Law to be closed for business.

"Closing Cash Consideration" means Five Hundred Twenty-Five Thousand and 00/100 Dollars (US$525,000.000).

"Closing Indebtedness Certificate" means a certificate executed by William Roberts as sole director of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

"Closing Share Consideration" means the number of shares of Buyer's Common Stock equal to (i) One Million Nine Hundred Twenty-Five Thousand and 00/100 Dollars, divided by (ii) the Earnout Share Price, rounded up to the nearest whole number of shares.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company-Owned IP" means all Intellectual Property that is owned by the Company, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to the Company with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for infringement, misappropriation, or other violation thereof.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"De Minimis Claim" means an individual claim by any Indemnified Party against any Indemnifying Party involving Losses of less than Five Thousand and 00/100 Dollars ($5,000.00).

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"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Earnout Consideration” means the Initial Earnout Consideration, Year-Two Earnout Consideration, and/or Year-Three Earnout Consideration, as applicable.

“Earnout Payment” means the sum of the (x) the cash amount of any Earnout Consideration actually paid to the Seller, plus (y) the Earnout Share Consideration.

“Earnout Period” means each of the First Earnout Period, the Second Earnout Period, and the Third Earnout Period, as applicable.

"Earnout Share Consideration" means the number of shares of Buyer Common Stock issued to the Sellers as Earnout Consideration.

“Earnout Shares” means any shares of Buyer Common Stock issued to Sellers in satisfaction of any applicable Earnout Share Consideration.

“Earnout Share Price” means the final quoted price on the close of Nasdaq as of the Effective Date.

"First Earnout Period" means the period beginning on July 1, 2021 and ending on the earlier of (i) December 31, 2021 and (ii) the last day of the fiscal quarter following the date on which at least one hundred percent (100%) of the Initial Revenue Target is met with Gross Profit Margin being above the Gross Profit Margin Threshold.

"Initial Earnout Consideration" means up to Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), payable as follows: (i) Seventy-Five Thousand and 00/100 Dollars ($75,000.00) payable in the form of cash, and (ii) (A) the number of shares of Buyer Common Stock equal to Two Hundred Seventy-Five Thousand and 00/100 Dollars, divided by (B) the Earnout Share Price, rounded up to the nearest whole number of shares.

"Initial Revenue Floor" means Revenue attributable to the First Earnout Period of at least Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00), determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

"Initial Revenue Target" means Revenue attributable to the First Earnout Period of at least Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs) to the extent applicable to the Company: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit” means, during any Earnout Period, the amount, in dollars, of all Revenue recognized by the Company, less all discounts and customer allowances, minus the cost of goods sold, determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

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"Gross Profit Amount" means for each Earnout Period, the aggregate amount of Gross Profit during such Earnout Period.

"Gross Profit Margin" means, for any Earnout Period, the fraction having a numerator equal to the Gross Profit Amount as of the end of such calendar quarter and having a denominator equal to the Revenue Amount as of the end of such calendar quarter.

"Gross Profit Margin Threshold" means a Gross Profit Margin of twenty-five percent (25%) or more.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HMRC" means Her Majesty's Revenue & Customs.

"Holdback Amount” means Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00), being the sum of (i) the Holdback Cash Amount and, (ii) the Holdback Shares.

"Holdback Cash Amount” means Fifty-Five Thousand and 00/100 Dollars ($55,000.00).

“Holdback Distribution Date” means the first Business Day after the first anniversary of the date of this Agreement.

"Holdback Shares” means the number of shares of Buyer Common Stock equal to (i) Two Hundred Twenty Thousand and 00/100 Dollars, divided by (ii) Earnout Share Price, rounded up to the nearest whole number of shares.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

"Intellectual Property Registrations" means all Company-Owned IP that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

"IT Systems" means all computer hardware (including network and telecommunications equipment) and Software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

"Knowledge of Sellers or Sellers' Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, or any of Sellers, after reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

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"Nasdaq" means the NASDAQ Capital Market.

"Organizational Documents" means in respect of the Company, the articles of association of the Company in force as at the Effective Date, or in the case of any other Person the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws or articles of association, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation or articles of association and the “Organizational Documents” of a private limited company are its certificate of incorporation and its articles of association.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Pro Rata Share" means (i) with respect to Roberts, 75%, (ii) with respect to Gillespie, 12.5% and (iii) and with respect to Pierre, 12.5%.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants or agents of such Person.

"Restricted Business" means the business of the Company as carried on at Closing.

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"Revenue" means, with respect to a specific period, the amount of gross revenue that the Company receives or recognizes in exchange for the sale of goods and services during such period, as determined in accordance with US GAAP and the past practices of Buyer.

"Revenue Floor" means the Initial Revenue Floor, Year-Two Revenue Floor, and/or the Year-Three Revenue Floor, as applicable.

"Revenue Percentage" means an amount, expressed as a percentage, equal to (i) the sum of (a) Revenue during the applicable Earnout Period minus (b) the Revenue Floor, divided by (ii) the sum of (a) the Revenue Target minus (b) the Revenue Floor.

"Revenue Target" means the Initial Revenue Target, Year-Two Revenue Target, and/or Year-Three Revenue Target, as applicable.

"Second Earnout Period" means the period beginning on January 1, 2022 and ending on the earlier of (i) December 31, 2022 and (ii) the last day of the fiscal quarter following the date on which at least one hundred percent (100%) of the Year-Two Revenue Target is met with Gross Profit Margin being above the Gross Profit Margin Threshold.

"Seller" or "Sellers" has the meaning set forth in the preamble.

"Sellers' Representative" means William Roberts.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means within the United States or the United Kingdom.

"Third Earnout Period" means the period beginning on January 1, 2023, and ending on the earlier of (i) December 31, 2023 and (ii) the last day of the fiscal quarter following the date on which at least one hundred percent (100%) of the Year-Three Revenue Target is met with Gross Profit Margin being above the Gross Profit Margin Threshold.

"U.K. GAAP" means generally accepted accounting principles in the United Kingdom in effect from time to time.

"U.S. GAAP" means generally accepted accounting principles in the United States in effect from time to time.

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"Year-Two Earnout Consideration" means up to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), payable as follows: (i) Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) payable in the form of cash, and (ii) the number of shares of Buyer Common Stock equal to (a) One Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($1,375,000.00), divided by (b) the Earnout Share Price, rounded up to the nearest whole number of shares.

"Year-Two Revenue Floor" means Revenue attributable to the Second Earnout Period of at least Three Million and 00/100 Dollars ($3,000,000.00) determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

"Year-Two Revenue Target" means Revenue attributable to the Second Earnout Period of at least Six Million and 00/100 Dollars ($6,000,000.00), determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

"Year-Three Earnout Consideration" means up Two Million Four Hundred Fifty Thousand and 00/100 Dollars ($2,450,000.00), payable as follows: (i) Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) payable in the form of cash, and (ii) the number of shares of Buyer Common Stock equal to (a) One Million Nine Hundred Twenty-Five Thousand and 00/100 Dollars, divided by (b) the Earnout Share Price, rounded up to the nearest whole number of shares.

"Year-Three Revenue Floor" means Revenue attributable to the Third Earnout Period of at least Six Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($6,375,000.00), determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

"Year-Three Revenue Target" means Revenue attributable to the Third Earnout Period of at least Twelve Million Seven Hundred Fifty Thousand and 00/100 Dollars ($12,750,000.00), determined on a consistent basis in accordance with U.S. GAAP and the past practices of Buyer.

Other capitalized terms used herein and not defined above shall have the meanings assigned to such terms as follows:

Term	Section
"Acquisition Proposal"	Section 6.03(a)
"Agreement"	Preamble
"Annual Financial Statements"	Section 4.05
"Bad Leaver"	Section 2.04(n)(ii)
"Balance Sheet"	Section 4.05
"Balance Sheet Date"	Section 4.05
"Buyer"	Preamble
"Buyer Indemnitees"	Section 9.02
"Closing"	Section 2.03
"Closing Date"	Section 2.03
"Company IP"	Section 4.11(d)
"Company Shares"	Section 4.02(a)
"Direct Claim"	Section 9.04(c)

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"Distribution Compliance Period"	Section 3.05(e)(i)
"Earnout Calculations"	Section 2.04(a)
"Earnout Expert"	Section 2.04(c)
"Earnout Notice"	Section 2.04(a)
"Earnout Objection Notice"	Section 2.04(b)
"Earnout Objection Period"	Section 2.04(b)
"Effective Date"	Preamble
"Employee Benefit Plan"	Section 4.16(a)
"Financial Statements"	Section 4.05
"Government Contracts"	Section 4.08(a)
"Indemnified Party"	Section 9.04
"Indemnifying Party"	Section 9.04
"Insurance Policies"	Section 4.12
"Instruction Letter	Section 2.02(a)(iii)
"Intellectual Property Assets"	Section 4.11(d)
"Liabilities"	Section 4.06
"Material Contracts"	Section 4.08(a)
"Non-U.S. Benefit Plan"	Section 4.16(a)
"Platform Agreement"	Section 4.11(c)
"Real Property"	Section 4.09(a)
"Restricted Period"	Section 6.06(a)
"Revenue Earnout"	Section 2.04
"Seller" or "Sellers"	Preamble
"Seller Indemnitees"	Section 9.03
"Sellers' Bank Accounts"	Section 2.02(a)(i)
"Sellers' Respective Shares"	Section 3.02
"Shares"	Recitals
"Straddle Period"	Section 7.01(a)
"Tax Claim"	Section 7.06
"Third Party Claim"	Section 9.04(a)
"Union"

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) On the terms and subject to the conditions of this Agreement, Sellers shall sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all of the Shares as of immediately prior to the Closing, free and clear of all Encumbrances and with all rights then attaching to them, including the right to receive all distributions and dividends declared, paid, made or accruing on or after the Closing, in exchange for (i) an amount in cash (rounded up to the nearest cent), without interest, equal to the Closing Cash Consideration, less the Holdback Cash Amount and any amount withheld pursuant to Section 2.01(b); (ii) the Closing Share Consideration, less the Holdback Shares; and (iii) the Revenue Earnout (if and to the extent payable pursuant to Section 2.04).

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(b) Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as Buyer determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law or under any other Law. To the extent such amounts are so deducted or withheld and paid or remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except with respect to payments in the nature of compensation, if Buyer determines that an amount is required to be deducted and withheld, Buyer shall provide the payee with (a) commercially reasonable notice of Buyer's intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld, and (b) a reasonable opportunity for the payee to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding).

Section 2.02 Transactions to be Effected at the Closing.

(a) At the Closing (and in any event on the Closing Date), Buyer shall:

(i) pay by wire transfer of immediately available funds the applicable Pro Rata Share of the Closing Cash Consideration less the applicable Pro Rata Share of the Holdback Cash Amount to each Seller in accordance with Section 2.01(a) and to the applicable bank account designated by each Seller at least three (3) Business Days prior to the Closing (the “Sellers' Bank Accounts”). Receipt of such sum in the Seller Bank Accounts shall be a good and valid discharge by Buyer of its obligation to make such payments;

(ii) deliver a letter of instruction, in form and substance as reasonably approved by the Sellers' Representative prior to the Closing, to Buyer's transfer agent irrevocably instructing the transfer agent to issue to each Seller, in book-entry form, the applicable Pro Rata Share of the Closing Stock Consideration less the applicable Pro Rata Share of the Holdback Shares in accordance with Section 2.01(a) (the "Instruction Letter"); and

(iii) deliver to Sellers the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b) At the Closing (and in any event on the Closing Date), Sellers shall:

(i) deliver (A) the share certificates evidencing the Shares, free and clear of all Encumbrances; (B) stock transfer forms with respect to the Shares, duly executed and (C) an irrevocable power of attorney in form and substance as reasonably approved by Buyer and the Sellers' Representative without delay prior to the Closing, executed by each Seller in favor of Buyer in respect of the rights attaching to the Company Shares; and

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(ii) deliver the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 1:00 p.m., Los Angeles time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), via the electronic exchange of documents and executed signature pages, or at such other time or on such other date or at such other place as the Sellers' Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 2.04 Contingent Consideration. An earnout may be earned by Sellers as, and to the extent provided for, in this Section 2.04, and, if earned, shall be paid by Buyer to the Sellers following the Earnout Period as provided for in this Section 2.04 (such earnout, the “Revenue Earnout”):

(a) Within forty-five (45) days after the expiry of each Earnout Period, Buyer will provide Sellers' Representative with written notice (the "Earnout Notice") setting forth: (i) Buyer's computation of the Company's Revenue for the applicable Earnout Period; (ii) Buyer's computation of the Gross Profit Margin for the applicable Earnout Period; and (iii) whether the applicable Earnout Consideration was earned during the applicable Earnout Period (collectively, the "Earnout Calculations").

(b) Upon the receipt by Sellers' Representative of an Earnout Notice, Sellers' Representative shall have a period of thirty (30) days to review the Earnout Notice and may have the same verified by independent accountants and other Representatives selected by him. Sellers' Representative and his Representatives shall be entitled to perform reasonable procedures (including review of the accounting records of the Company and supporting such calculations and other materials as they may reasonably request) and to take any other reasonable steps that Sellers' Representative and his Representatives deem appropriate to confirm that the amount of the Earnout Calculations for the applicable Earnout Period set forth in the Earnout Notice has been prepared in accordance with the terms of this Agreement. If Sellers' Representative shall have any objections to the calculation of the Earnout Calculations set forth in the Earnout Notice, Sellers' Representative shall deliver to Buyer, within thirty (30) days from his receipt of the Earnout Notice (the “Earnout Objection Period”), a written statement (the “Earnout Objection Notice”) setting forth the component or components of the Earnout Notice that are in dispute, the basis of such dispute and, if known, the amount proposed as an adjustment. The failure of Sellers' Representative to deliver an Earnout Objection Notice within the thirty (30) day period hereinabove provided shall constitute the acceptance by Sellers' Representative of the calculations and determinations made by Buyer as set forth in the Earnout Notice, whereupon such amounts shall be final, binding and conclusive for all purposes hereunder.

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(c) If Sellers' Representative delivers an Earnout Objection Notice, Sellers' Representative and Buyer shall in good faith attempt to resolve any such dispute and, if the parties so resolve all such disputes, then the computation of the Earnout Calculations set forth in the Earnout Notice for the applicable Earnout Period as resolved by the parties, shall be conclusive and binding on the parties upon written acknowledgement of such resolution. If Sellers' Representative and Buyer fail to resolve all of the items in dispute within thirty (30) days after Sellers' Representative’s delivery of the Earnout Objection Notice to Buyer (or such longer period as they may mutually agree in writing), then either party may elect to submit any remaining disputed items to an independent third-party arbitrator mutually acceptable to Buyer and Sellers' Representative who shall be qualified by experience and training to arbitrate commercial disputes (the “Earnout Expert”) who shall be retained to review promptly the Earnout Calculations set forth in the Earnout Notice and the disputed items or amounts; provided, however, that if Buyer and Sellers' Representative are unable to mutually agree on an individual to act as the Earnout Expert within five (5) Business Days after Buyer or Sellers' Representative elect to submit the dispute to arbitration, then each of Buyer and Sellers' Representative shall each designate an independent third-party arbitrator and such designees shall promptly (and in any event within ten (10) days) select an individual to act as the Earnout Expert.

(d) If any disputed items are referred to the Earnout Expert, the parties shall cooperate in good faith with the determination process and the Earnout Expert’s requests for information, including providing the Earnout Expert with information as promptly as practicable after its request therefor. Each party shall be entitled to receive copies of all materials provided by the other to the Earnout Expert in connection with the determination process. In making its determination on the disputed items, the Earnout Expert shall make such determinations (i) only in accordance with the standards set forth in this Agreement, (ii) only with respect to the disputed items submitted to the Earnout Expert and no other items, (iii) on a disputed item by disputed item basis (i.e., not in the aggregate), and (iv) where the result of the Earnout Expert’s determination for such disputed item is neither greater then nor less than the amounts presented by the parties to the Earnout Expert with respect to the item in dispute. In connection with his review the Earnout Expert shall have the right to engage an independent accounting firm. The determination of the Earnout Expert shall be final, conclusive and binding on the parties, absent manifest error. The parties shall instruct the Earnout Expert to provide its determination in writing to the parties within thirty (30) days of the date it is engaged on such project. Neither party shall have any ex parte conversations or meetings with the Earnout Expert without the prior written consent of the other party.

(e) The Earnout Calculations for the applicable Earnout Period, and the earning of the applicable Earnout Consideration therefrom, either as accepted or deemed to have been accepted by Sellers' Representative or as adjusted and resolved in the manner herein provided, shall fix the Earnout Calculations for the applicable Earnout Period and the earning of the Earnout Consideration determined therefrom. Each party shall bear its own expenses and the fees and expenses of its own Representatives, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Earnout Calculations for the applicable Earnout Period, and the earning of any Earnout Consideration calculated therefrom.

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(f) If the Revenue for the First Earnout Period is: (A) equal to or greater than one hundred percent (100%) of the Initial Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then Sellers shall be entitled to receive one hundred percent (100%) of the Initial Earnout Consideration; or (B) greater than the Initial Revenue Floor, but is less than the Initial Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then the Initial Earnout Consideration shall be an amount equal to the Revenue Percentage of the Revenue Consideration.

(g) If the Revenue for the Second Earnout Period is: (A) equal to or greater than one hundred percent (100%) of the Year-Two Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then Sellers shall be entitled to receive one hundred percent (100%) of the Year-Two Earnout Consideration; or (B) greater than the Year-Two Revenue Floor, but is less than the Year-Two Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then the Year-Two Earnout Consideration shall be an amount equal to the Revenue Percentage of the Revenue Consideration.

(h) If the Revenue for the Third Earnout Period is: (A) equal to or greater than one hundred percent (100%) of the Year-Three Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then Sellers shall be entitled to receive one hundred percent (100%) of the Year-Three Earnout Consideration; or (B) greater than the Year-Three Revenue Floor, but is less than the Year-Three Revenue Target, and the Gross Profit Margin is above the Gross Profit Margin Threshold, then the Year-Three Earnout Consideration shall be an amount equal to the Revenue Percentage of the Revenue Consideration.

(i) For the avoidance of doubt, Sellers will not be entitled to Earnout Consideration for an applicable Earnout Period if either (i) the Revenue during an Earnout Period does not exceed the applicable Revenue Floor, or (ii) the Gross Profit Margin does not meet or exceed the Gross Profit Margin Threshold.

(j) Following the Earnout Period, within ten (10) Business Days after the date that is the later of (i) the acceptance of the Earnout Notice and the date on which written agreement in respect of any amount of the Revenue Earnout is reached or a determination is made in accordance with Section 2.04(f), Buyer shall pay to each Seller such Seller’s Pro Rata Share of the Earnout Consideration (rounded down to the nearest cent or the nearest whole share, as applicable), if any, as follows: (a) the portion of the Earnout Consideration paid in cash shall be paid by wire transfer of immediately available funds to the accounts set forth on Schedule 2.02(a); and (b) the portion of the Earnout Consideration to be paid in Earnout Shares will be issued to each Seller by Buyer, in each case, in an amount equal to such Seller’s Pro Rata Share of the applicable Earnout Share Consideration.

(k) Subject always to Section 2.04(m) below, the Sellers acknowledge and agree that Buyer may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of Buyer and its Subsidiaries (including, after the Closing, the Company), including actions that may have an impact on the Company's Revenue and/or the Earn-Out Consideration and no Seller will have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions, so long as such actions do not constitute a material breach of Buyer's obligations under this Section 2.04.

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(l) The parties hereto agree that should Buyer not make full payment of any amount of the Revenue Earnout, any amount payable shall accrue interest from and including the due date for such payment to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%); provided, however, that in the event of a dispute as to the applicable Earnout Consideration interest shall not accrue until such dispute is determined pursuant to the provisions of this Section 2.04. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(m) Business of Company during the Earn Out Period. Buyer undertakes to procure that at all times during all Earn Out Periods:

(i) the business of the Company shall (i) be carried on in the ordinary course and, for the purpose of calculating the Company’s Revenue and Gross Profit Margin and whether any Earnout Consideration has been earned, independently of any other business carried on by Buyer or its Affiliates; and (ii) only enter into transactions with its customers and other third parties on arm's length and reasonable commercial terms unless otherwise agreed by the Sellers’ Representative provided that in the event that the Sellers’ Representative agrees, at the request of Buyer, that the Company may sell any of its products or services at a discount to the gross profit margin of the Company's products and/or services of more than 10% to the then usual gross profit margin for such products and/or services, then for the purpose of calculating the Company’s Revenue and Gross Profit Margin and whether any Earnout Consideration has been earned, such discount shall be ignored, with such exceptions to the requirements of this Section 2.04(m)(i) as the Sellers' Representative and Buyer may mutually agree from time-to-time in a writing signed by both parties.

(ii) Buyer shall not, directly or indirectly, take any action, or cause or permit anything to be done in bad faith that could distort the financial performance of the Company, or with the purpose of avoiding or reducing the amount of any Earnout Payment including diverting or redirecting any trading, business opportunities or revenues or any customer, client or supplier away from the Company to Buyer or any Affiliate;

(iii) Buyer shall not sell, transfer or otherwise dispose of a controlling interest in the Company and Buyer shall procure that the Company shall not cease trading, change the nature of its business or sell, transfer or otherwise dispose of all or a material part of its business, assets or undertaking (or, in each case enter into any agreement to do so) unless otherwise agreed by the Sellers’ Representative. For this purpose a "controlling interest" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the means of ownership, position, contract or otherwise and the holder of a more than fifty percent (50%) ownership of the shares in the Company automatically determined to have a Controlling Interest in the Company;

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(iv) Buyer and its Subsidiaries shall use commercially reasonable efforts to maximize the Company's Revenue and Gross Profit Margin in each of the Earnout Periods and each of Buyer and its Affiliates shall not take any actions specifically intended to, or not otherwise motivated by the good faith business requirement of Buyer and its Affiliates, to prevent or impede the achievement of the Revenue Targets or Gross Profit Margin Threshold necessary to earn the maximum Earnout Consideration or otherwise frustrate the earning of the Earnout Consideration;

(v) Buyer will provide sufficient staffing (including existing salesforce personnel to package and sell the Company's product into market promptly following Closing) and resourcing (including working capital) in support of the development of the Company's product based on the roadmap and platform expansion plans as contemplated as at the Closing Date with such staffing and resourcing to be undertaken on an arm's length basis and upon reasonable commercial terms with a view to at least maintaining the Gross Profit Margins that the Company currently achieves as at the Closing Date; provided, however, that Buyer shall be entitled to determine, in its reasonable discretion, the level and amount of staffing and resourcing that qualify as "sufficient" under this Section 2.04(m)(v). Buyer will, within a reasonable time after the Closing, integrate existing Mobcrush registered authenticated users and their YouTube credentials into the Company's product and platform; and

(vi) Roberts will remain as a statutory director of the Company for so long as he is employed or engaged by the Company, Buyer or their respective Affiliates.

(n) Bad Leaver

(i) In the event that Roberts ceases to be an Employee as a Bad Leaver during an Earnout Period, Roberts shall only be entitled such percentage of any Earnout Payment which would otherwise be payable to him under this Section 2.04 as is equal to the percentage (rounded to the nearest two decimal places) as calculated using the formula below

(1/12 x 100) x NM

(ii) The following definitions apply to this Section 2.04(o):

"Bad Leaver" means William Roberts ceases to be an Employee within the Earnout Period as a consequence of:

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(A) his resignation as an Employee, except (i) in circumstances which constitute a constructive, wrongful and/or unfair dismissal save in the case that unfair dismissal is as a result of a procedural defect and/or (ii) and/or where his resignation or termination of service is as a result of permanent incapacitation as a result of injury or illness (as certified by a medical practitioner) or death; or

(B) his dismissal as an Employee for cause, where "cause" shall mean the lawful termination of his contract of employment or consultancy without notice or payment in lieu of notice as a consequence of his misconduct or as otherwise without notice or payment in lieu of notice permitted pursuant to the terms of his contract of employment or consultancy;

"Effective Termination Date" means the date on which the Employee's employment or consultancy terminates;

"Employee" means an individual who is employed by, or who provides consultancy services to, the Company or any Affiliate; and

"NM" means the number of full calendar months from the first day of the relevant Earnout Period to the Effective Termination Date.

(iii) For the avoidance of doubt, neither Gillespie nor Pierre, nor any of their respect Affiliates (with the exception of the Company and Roberts), shall be subject to the provisions of this Section 6.04(o).

Section 2.05 Holdback; Setoff. The Holdback Amount shall secure the obligations of Sellers arising under ARTICLE IX of this Agreement, and shall be subject to offset as provided in Section 9.05(b) of this Agreement. The Revenue Earnout shall be subject to a right of setoff by Buyer and the Company as set forth in Section 9.05(b) of this Agreement.

ARTICLE III
SELLERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Each Seller severally and not jointly represents and warrants to Buyer that, except as set forth on the section of Sellers’ Disclosure Schedule corresponding to the particular subsection below, the following statements contained in this ARTICLE III are true and correct at and as of the date of this Agreement and as of the Closing Date with respect to such Seller.

Section 3.01 Authority and Capacity. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, the Ancillary Documents, and each other agreement, instrument and document to be executed and delivered by such Seller in connection herewith, and consummate the transactions contemplated herein and therein.

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Section 3.02 Ownership of Shares. Seller is the sole beneficial and record owner and has good and marketable title to all the Shares owned by Seller ("Seller's Respective Shares", free and clear of all Encumbrances. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in such Seller’s Respective Shares (of record and beneficially). Upon transfer to Buyer of the certificates representing such Seller’s Respective Shares, Buyer will receive good title to such Seller’s Respective Shares, free and clear of all Encumbrances.

Section 3.03 Execution and Delivery; Enforceability. This Agreement and the Ancillary Documents have been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

Section 3.04 Noncontravention. Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with such Seller’s execution, delivery or performance of this Agreement, the Ancillary Documents, or any other document, instrument or agreement to be executed and delivered by such Seller in connection herewith, or the consummation of the transactions contemplated hereby or thereby; and such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party pursuant to any contract to which such Seller is a party. No consent, approval or authorization of any governmental authority or any other Person is required to be obtained by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement, the Ancillary Documents, or any other document, instrument or agreement to be executed and delivered by such Seller in connection herewith, or the consummation of the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement, the Ancillary Documents and any other document, instrument or agreement to be executed and delivered by such Seller in connection herewith and the consummation by such Seller of the transactions contemplated hereby and thereby will not conflict with or violate any Laws applicable to such Seller.

Section 3.05 Investment Representation.

(a) Such Seller understands that the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement have not been registered under the Securities Act or qualified under the securities statutes of any state or other jurisdiction and that such shares of Buyer Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b) Such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and such Seller is able to bear the economic risk of this investment in the shares of Buyer Common Stock that may be delivered to such Seller (including a complete loss of such Seller’s investment or a reduction in the price of Buyer Common Stock, whether at the time it is held by such Seller).

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(c) Such Non-U.S. Recipient is acquiring the Buyer Common Stock pursuant to this Agreement solely for such Non-U.S. Recipient’s own account for investment and not with a view toward the resale or distribution thereof, nor with any present intention of transferring or distributing such Non-U.S. Recipient’s interest in such Buyer Common Stock, in each case in a manner that would violate the Securities Act. Such Non-U.S. Recipient has no contract, undertaking, agreement or arrangement with any person to sell, transfer, assign or pledge to such person or anyone else all or any part of the Buyer Common Stock being issued under this Agreement, and such Non-U.S. Recipient has no current plans or intentions to enter into any such contract, undertaking or arrangement, in each case in a manner that would require registration of such Buyer Common Stock.

(d) Such Non-U.S. Recipient is not a U.S. Person (as defined in Regulation S under the Securities Act), is not an affiliate (as defined in Rule 501(b) under the Securities Act) of Buyer and is not a corporation that has been formed principally for the purpose of investing in securities not registered under the Securities Act.

(e) Such Seller:

(i) understands that (A) the Buyer Common Stock are (1) or will be distributed under Regulation S under the Securities Act or under another exemption from the registration requirements of the Securities Act and under applicable securities laws in such Non-U.S. Recipient’s country of residence, and (2) are “restricted securities” (as that term is defined in Rule 144(a)(3) under the Securities Act); and (B) any such Non-U.S. Recipient will not, during the period commencing on the Closing Date and ending on the date that is six (6) months therefrom, or such shorter period as may be permitted by Regulation S under the Securities Act or other applicable securities law (in each case, such period being referred to herein as the “Distribution Compliance Period”), offer, sell, pledge or otherwise transfer the Buyer Common Stock in the United States, or to a U.S. Person for the account or benefit of a U.S. Person except as permitted under the federal securities laws;

(ii) will, after expiration of the Distribution Compliance Period, offer, sell, pledge or otherwise transfer the Buyer Common Stock only pursuant to registration under the Securities Act or an available exemption therefrom (and based upon an opinion of counsel reasonably satisfactory to Buyer and its counsel, if so requested) and, in any case, in accordance with all applicable United States, European Union, and other applicable state and foreign securities laws; and

(iii) has not in the United States, engaged in, and prior to the expiration of the Distribution Compliance Period will not engage in, any short selling of any equity security issued by Buyer (including, without limitation, the Buyer Common Stock) or any hedging transaction with respect to any such equity security, including, without limitation, put, call or other option transaction, option writing and equity swaps, except in compliance with the Securities Act.

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(f) Such Non-U.S. Recipient has not, and none of its Affiliates or any Person acting on behalf of any such Non-U.S. Recipient or any such Affiliates (other than Buyer, as to whom such Non-U.S. Recipient makes no representation) has engaged, or will engage, in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Buyer Common Stock and they, their Affiliates and all Persons acting on their behalf (other than Buyer, as to whom such Non-U.S. Recipient makes no representation) have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(g) The transactions contemplated by this Agreement have not been pre-arranged with a buyer of the Buyer Common Stock located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(h) Such Seller understands that the Buyer Common Stock have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration or pursuant to Regulation S (and, in either such case, based upon an opinion of counsel reasonably satisfactory to Buyer and its counsel if so requested) and each certificate representing the Buyer Common Stock will be endorsed with the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

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(ii) “SUBSCRIPTIONS MAY BE ACCEPTED ONLY FROM A PERSON THAT, AT ANY TIME THE BUY ORDER FOR THE SECURITIES IS ORIGINATED, IS OUTSIDE THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, AND IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S), WAS NOT FORMED UNDER THE LAWS OF ANY UNITED STATES JURISDICTION, WAS NOT FORMED FOR THE PURPOSE OF INVESTING IN SECURITIES NOT REGISTERED UNDER THE SECURITIES ACT, AND IS NOT PURCHASING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, WITHIN THE MEANING OF REGULATION S UNDER THE ACT. BY SIGNING THE SHARE PURCHASE AGREEMENT, A PERSON UNDER REGULATION S CERTIFIES TO THE COMPANY THAT IT QUALIFIES AS A NON-U.S. PERSON AND IS THEREFORE ELIGIBLE TO PURCHASE SECURITIES IN THE OFFERING, THAT IT IS NOT PURCHASING THE SECURITIES AS A RESULT OF OR IN CONNECTION WITH ANY ACTIVITY THAT WOULD CONSTITUTE “DIRECTED SELLING EFFORTS” (WITHIN THE MEANING GIVEN TO SUCH TERM IN REGULATION S) IN THE UNITED STATES, THAT IT WILL NOT BECOME AN AFFILIATE OF THE COMPANY AS A RESULT OF THE PURCHASE OF THE SECURITIES, THAT NO OFFER OR SALE OF THE SECURITIES WAS MADE TO SUCH PERSON IN THE UNITED STATES, AND THAT SUCH PERSON IS NOT PURCHASING THE SECURITIES WITH A VIEW TO THEIR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT.”

(iii) “INVESTORS UNDER REGULATION S ARE ADVISED THAT NO OFFERS OR SALES OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(iv) Any legend required to be placed thereon by applicable United States federal or state, European Union or other applicable securities laws.

(i) Seller represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the Buyer Common Stock, including: (a) the legal requirements within its jurisdiction for the purchase of the Buyer Common Stock; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Buyer Common Stock. Each Seller's purchase of, and payment for, and its continued beneficial ownership of the shares of Buyer Common Stock, will not violate any applicable securities or other laws of the jurisdiction of its residence.

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ARTICLE IV
SELLERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Seller represents and warrants to Buyer that, except as set forth on the section of Sellers’ Disclosure Schedule corresponding to the particular subsection below, the following statements contained in this ARTICLE IV are true and correct at and as of the date of this Agreement and as of the Closing Date with respect to such Seller.

Section 4.01 Organization, Authority and Qualification of the Company. The Company is a company duly organized, validly existing and in good standing under the laws of England and Wales, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions required to be taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 4.02 Capitalization.

(a) The Shares constitute the whole of the issued and allotted share capital of the Company and, as of the Effective Date, consist solely of the 1,333,453 Ordinary Shares of £0.000001 each (the "Company Shares"). There are no other allotted or issued Company Shares or Ordinary Shares, and no commitments or Contracts to issue any Company Shares or Ordinary Shares. The Company holds no treasury shares. Sellers own all of the Ordinary Shares in the Company, and there are no equity awards pursuant to which the Company may be required to issue any Ordinary Shares. All of the Shares, constituting all the Company Shares, have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances, pre-emptive rights, or "put" or "call' rights. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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(d) The execution and delivery of this Agreement and the Ancillary Documents by the Company does not, and the completion of the transactions contemplated hereby, will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization from a Governmental Entity that is held by the Company that otherwise relates to the Company’s business or to any of the assets owned or used by the Company.

Section 4.03 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other on any properties or assets of the Company, including any of the Shares.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Ancillary Document or the completion of the transactions contemplated hereby (including, any filings and notifications as may be required to be made by the Company in connection with the purchase of the Shares), except for (i) such Regulatory Filings as set forth on Section 4.04(b) of the Disclosure Schedules and the authorization, clearance, consent, approval or expiration or early termination of the applicable waiting period with respect to such Regulatory Filings and (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not materially and adversely affect, and would not reasonably be expected to materially and adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any Ancillary Document or to consummate the transactions contemplated hereby or thereby in accordance with this Agreement or any Ancillary Document and applicable Law.

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(c) The execution and delivery of this Agreement and the Ancillary Documents by the Company does not, and the completion of the transactions contemplated hereby will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization from a Governmental Entity that is held by the Company that otherwise relates to the Company’s business or to any of the assets owned or used by the Company, in each case in a manner that would have a Company Material Adverse Effect.

(d) The Company and Sellers have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Organizational Documents of the Company will not be applicable to Buyer, the Company, or to the execution, delivery or performance of the transactions contemplated by this Agreement or other Contract, including the completion of the purchase of the Shares or any of the other transactions contemplated by this Agreement or by such other documents

Section 4.05 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2021 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six-month period then ended (the "Financial Statements") are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with U.K. GAAP, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of June 30, 2021 is referred to herein as the " Balance Sheet" and the date thereof as the "Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with U.K. GAAP.

Section 4.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

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Section 4.08 Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 4.09(a) of the Disclosure Schedules and all Company IP Agreements, being "Material Contracts"): (i) each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days' notice; (ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions; (iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ten (10) days' notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; (viii) all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts"); (ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; (xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and (xii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to any Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.09 Title to Assets; Real Property.

(a) Section 4.09(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "Real Property"), including: (i) the street address of each parcel of Real Property; (ii) for property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of either party; and (iii) the current use of such property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

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(b) The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 4.09(b) of the Disclosure Schedules.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 4.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.11 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list, as of the date hereof, of:

(i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status;

(ii) all unregistered Trademarks included in the Company-Owned IP;

(iii) all proprietary Software included in the Company-Owned IP; and

(iv) all other Company IP that is used or held for use by the Company in its business or operations.

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All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Buyer with true and correct copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Registrations.

(b) Scheduled Company IP Agreements. Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company-Owned IP; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of any Intellectual Property, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to any Seller's Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Scheduled Platform Agreements. Section 4.11(c) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by the Company in its business or operations. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services used by the Company in its business or operations (collectively, “Platform Agreements”). There are no Actions settled, pending, or to any Seller's Knowledge threatened alleging (A) any breach or other violation of any Platform Agreement by the Company; or (B) defamation, any violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media in the conduct of its business or operations.

(d) Right to Use; Title. The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company, as currently conducted and as proposed to be conducted ("Company IP", and collectively with the Company-Owned IP, the "Intellectual Property Assets"), in each case, free and clear of Liens. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the business of the Company as presently conducted and proposed to be conducted. The Company has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

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(e) Validity and Enforceability. The Company's rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP. All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company's right to own or use any Intellectual Property Assets in the conduct of its business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by the Surviving Corporation on substantially the same terms as they were owned or available for use by the Company immediately prior to the Closing.

(f) Non-Infringement. The conduct of the business of the Company, as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets in connection therewith, and the content, products, processes, and services of the Company in the operation of its business, have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To any Seller's Knowledge, no Person has infringed, misappropriated, or otherwise violated, nor is infringing, misappropriating, or otherwise violating, any Intellectual Property Assets or Company IP Agreements.

(g) IP Actions and Orders. There are no Actions pending or, to the Sellers' Knowledge, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company-Owned IP or the Company's rights with respect to any Company IP, in each case; or (iii) by the Company, or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company-Owned IP or the Company's rights with respect to any Company IP, in each case.

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(h) Condition of IT Systems. All IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Company's business or operations. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of its IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(i) Data Privacy Laws. The Company has complied in all respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business and operations. The Company has never (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the Company's operation of its business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12 Insurance. Section 4.12 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Sellers nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 4.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers' Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against anu Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.14 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets. This Section 4.14(a) shall not be deemed to amend or in any way modify any other representations or warranties made by Sellers regarding strict compliance with any applicable Laws or other regulations for which the Company is required to comply.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedules.

Section 4.15 Environmental Matters.

(a) The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Materials.

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(b) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Materials in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Materials in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Materials.

Section 4.16 Employee Benefit Matters.

(a) There are no pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability (other than the under the Ancillary Documents), contingent or otherwise ("Employee Benefit Plans"). The Company has identified in Section 4.16(a) of the Disclosure Schedules lists all employee benefit plan that is required to be contributed to by the Company for the benefit of employees outside of the United States (the "Non-U.S. Benefit Plan"). Except for the Non-U.S. Benefit Plans, there are no other Employee Benefit Plans for employees outside of the United States.

(b) The Company has no Liability in respect of a United Kingdom pension scheme (as defined by Section 150 of the United Kingdom Finance Act 2004) for or in respect of any past or present officer or employee of the Company (or any predecessor in business),

(c) The Company has made no commitment or obligation nor has the Company made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(d) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under the Non-US Benefit Plans.

(e) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

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Section 4.17 Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), the individual's title or position, hire date, and compensation, any Contracts entered into between the Company and such individual, and the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "Union"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 4.18 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) ("Tax Returns") required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

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(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) The United Kingdom as the tax residence of the Company is the only country whose tax authorities seek to charge tax on the worldwide profits or gains of the Company and the Company has never paid tax on income profits or gains to any tax authority in any other country.

Section 4.19 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of any Seller.

Section 4.21 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

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Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has, or will have, at the applicable time, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the consideration payable hereunder (including the Revenue Earnout) and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

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Section 6.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to Sellers' Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relates to the consummation of the transactions contemplated by this Agreement.

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(b) Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Non-Competition; Non-Solicitation.

(a) For a period of one (1) year commencing on the Closing Date (the "Restricted Period"), Roberts shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Roberts may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Roberts shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent Roberts or any of his Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(c) During the Restricted Period, Roberts shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Roberts acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Roberts of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Roberts acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) For the avoidance of doubt, neither Gillespie nor Pierre, nor any of their respect Affiliates (with the exception of the Company and Roberts), shall be subject to the restrictions under this Section 6.06.

Section 6.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates (including the submissions by Buyer relating to the payment of stamp duty with respect to the transfer of the Shares, and payment thereof); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

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(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election: (ii) amend any Tax Return; or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Sellers shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

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Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Subject to Section 7.04, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04 Limitations. Sellers shall not be liable under the indemnity in Section 7.03, including for any breach of or inaccuracy in any representation or warranty made in Section 4.18 to the extent that:

(a) the liability arises or is increased as a result only of any change in rates of Taxes or as a result of any withdrawal or change in law, regulation, or directive, or the published practice or published interpretation of any tax authority, in each case occurring after the Closing Date, having retrospective effect and which was not announced before the Closing Date, or that Sellers' had no Knowledge of the possibility of such announcement or enactment at or prior to the Closing Date;

(b) the liability arises or is increased as a result of any change after the Closing Date to any accounting policies used by the Company on or before the Closing Date (including without limitation a change to the accounting reference date of the Company) save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles (including, where relevant, international financial reporting standards) to the extent applicable to the Company immediately prior to the Closing Date;

(c) the liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company at any time after the Closing Date or Buyer (or any person deriving title from it), or any of Buyer's Affiliates, which Buyer knew or ought reasonably to have known would give rise to the liability, other than any such transaction, action or omission which was:

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(i) carried out or effected pursuant to a legally binding commitment of the Company created on or before the Closing Date; or

(ii) carried out or effected in the ordinary course of business of the Company as carried on at the Closing Date;

(iii) carried out with the prior written consent or at the written request of Sellers; or

(iv) required by any legislation, regulation, or any published practice of (or at the request of) any tax authorities, as such legislation, regulation or published practice (or request) is in force or applies at the Closing Date.

Section 7.05 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06 Contests. Buyer agrees to give written notice to Sellers' Representative of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VII (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers' Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers' Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 7.07 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 7.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09 Payments to Buyer. Subject to the limitations contained in Section 7.04, any amounts payable to Buyer pursuant to this ARTICLE VII shall be satisfied: (i) from the Holdback Amount; and (ii) to the extent such amounts exceed the Holdback Amount, from Sellers.

Section 7.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.18 and this ARTICLE VII shall survive until the date falling six (6) years after the Closing Date.

Section 7.11 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement and the Ancillary Documents illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04(b) and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

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Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in ARTICLE III, Section 4.01, Section 4.02, Section 4.03, Section 4.20, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained ARTICLE III, Section 4.01, Section 4.02, Section 4.03, Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, any Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) At least three Business Days before Closing, Sellers shall have delivered to Buyer the Closing Indebtedness Certificate.

(h) Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i) Sellers shall have delivered, or caused to be delivered, to Buyer share certificates evidencing the Shares, free and clear of Encumbrances, accompanied by stock transfer forms duly executed.

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(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(k) Buyer shall have received true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the transfer of the Shares to Buyer (subject to payment of stamp duty by Buyer and stamping of the stock transfer forms by HMRC).

(l) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 8.03 Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

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(f) Buyer shall have delivered to Sellers cash in an amount equal to the Closing Cash Consideration (less the Holdback Cash Amount) by wire transfer of immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(g) Buyer shall have delivered to its transfer agent the Instruction Letter.

(h) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(i) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.18 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.05, Section 4.01, Section 4.02, Section 5.01, Section 5.04 and Section 5.05 shall survive for a period of six (6) years from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE IX, Sellers shall severally but not jointly indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 4.18, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII).

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

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Section 9.04 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE IX is referred to as the "Indemnifying Party".

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

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Section 9.05 Payments; Holdback Amount and Revenue Earnout Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%); provided, however, that in the event of a dispute interest shall not accrue until such dispute is determined pursuant to the provisions of this ARTICLE IX. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied: (i) from the Holdback Amount, until the Holdback Distribution Date, at which time the Holdback Amount will be paid to Sellers as set forth in Section 9.05(c), hereinbelow; (ii) from any Earnout Consideration that may be payable under Section 2.04, provided Buyer notifies the Sellers in writing that Buyer intends to make such set-off at least ten (10) calendar days prior to the date such Earnout Payment is payable, and (iii) to the extent the amount of Losses exceeds the Holdback Amount or Earnout Consideration payable, from Sellers. The parties hereto agree that should Buyer not make full payment of the Holdback Amount due to the Sellers, any amount payable shall accrue interest from and including the Holdback Distribution Date to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%); provided, however, that in the event of a dispute interest shall not accrue until such dispute is determined pursuant to the provisions of this ARTICLE IX. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(c) If prior to the Holdback Distribution Date, Buyer has not notified the Seller's Representative of a claim for indemnification in accordance with Section 9.04, Buyer will, as soon as reasonably practicable, but in no event less than five (5) Business Days after the Holdback Distribution Date, remit (i) to each Seller, such Seller's Pro Rata Portion of the Holdback Cash Amount, by wire transfer in immediately available funds to the Sellers' Bank Account (unless otherwise notified by such Seller and provided with new bank account information), and (ii) an irrevocable letter of instruction, in form and substance as reasonably approved by the Seller's Representative, to Buyer's transfer agent to issue each Seller such Seller's Pro Rata Portion of the Holdback Shares, subject to the terms and restrictions in this Agreement regarding, without limitation, Sellers' holding of Buyer's Common Stock.

(d) If the Holdback Amount continues to be held by Buyer pending resolution of any indemnification claims against the Sellers that are outstanding as at the Holdback Distribution Date, Buyer will, as soon as reasonably practicable, but in no event less than five (5) Business Days after resolution or determination of such claims in accordance with this Agreement remit (i) to each Seller, such Seller's Pro Rata Portion of the Holdback Cash Amount, by wire transfer in immediately available funds to the Sellers' Bank Account (unless otherwise notified by such Seller and provided with new bank account information), and (ii) an irrevocable letter of instruction, in form and substance as reasonably approved by the Seller's Representative, to Buyer's transfer agent to issue each Seller such Seller's Pro Rata Portion of the Holdback Shares, subject to the terms and restrictions in this Agreement regarding, without limitation, Sellers' holding of Buyer's Common Stock.

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Section 9.06 Limitations on Indemnification

(a) Until such time as the aggregate amount of De Minimis Claims meet or exceed the amount of the Basket, an Indemnifying Party will not have any liability in respect of any De Minimis Claim, provided that this Section 9.06(a) shall not apply with respect to any claims against Buyer relating to the payment of the Closing Cash Consideration, Closing Share Consideration, Earnout Consideration, Earnout Payment or Holdback Amount (or any part thereof).

(b) An Indemnifying Party shall not be liable to an Indemnified Party for indemnification under either Section 9.02 or Section 9.03, as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 9.02 or Section 9.03, as applicable, exceeds the Basket, in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar, provided that this Section 9.06(b) shall not apply with respect to any claims against Buyer relating to the payment of the Closing Cash Consideration, Closing Share Consideration, Earnout Consideration, Earnout Payment or Holdback Amount (or any part thereof).

(c) The liability of each Seller for all claims under this Agreement shall be limited, in the aggregate, to an amount equal to the aggregate portion of the Closing Cash Consideration (including the Holdback Cash Amount), the Closing Share Consideration (including the Holdback Shares), valued at the date the claim is agreed or determined, and the Revenue Earnout (the Earnout Share Consideration being valued at the date the claim is agreed or determined) actually paid or payable to such Seller pursuant to this Agreement; provided, however, that this Section 9.06 shall be in addition to, and in no way limit, Buyer's remedies of holdback against the Holdback Amount and the setoff rights against the Revenue Earnout, as more specifically set forth in Section 9.05.

(d) In the event that any Buyer Indemnitee is entitled to receive indemnification under this of this ARTICLE IX from the Sellers, then the Sellers shall be responsible and liable severally and not jointly for such indemnification obligation and each Seller shall only be responsible for its respective Pro Rata Share of such indemnification obligation (other than with respect to any breach of ARTICLE III for which each Seller is liable for its own breach only).

(e) No Buyer Indemnitee shall be indemnified more than once for the same Loss suffered, regardless of whether such Loss may be attributed to more than one indemnity, breach of several paragraphs of the representations and warranties or the breach of or default in connection with several covenants or obligations herein.

(f) Except for Losses arising from intentional misrepresentations, willful misconduct, and/or fraud by any Seller, Sellers shall have no liability for Losses (and such Losses shall be disregarded for all purposes hereunder) which are punitive, consequential, indirect or special damages, including loss of profit or loss of opportunity.

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(g) The Sellers shall have no liability in respect of any claim relating to any matter or thing after the date of this Agreement done or omitted to be done at the request of or with the consent of Buyer or any of its Affiliates.

(h) The Sellers shall have no liability in respect of any claim if and to the extent that: (A) the claim would not have arisen but for any act, omission, transaction or arrangement (or any combination of the same) having effect after Closing of Buyer, any of its Affiliates or the Company, or any of their respective directors, employees, agents, consultants or advisers; (B) the claim would not have arisen but for any change in the accounting policy or practice of the Company having effect after Closing; (C) the claim arises or is increased as a result of the passing of, or any change in or any change in the interpretation of, any Law after the date of this Agreement; (D) the claim arises or is increased as a result of Buyer not complying with its obligations under this Agreement; or (E) the subject matter of the claim has been made good or has otherwise been compensated for without cost or expense to Buyer.

(i) Any claim notified in accordance with Section 9.04 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 6 months after the date on which notice of the relevant claim was given (and no new claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant claim.

(j) The Sellers shall have no liability in respect of a claim if and to the extent that such claim is based upon a contingent liability unless and until such liability becomes an actual liability.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration payable hereunder for Tax purposes, unless otherwise required by Law.

Section 9.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09 Exclusive Remedies. Subject to Section 6.06 and Section 11.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this Section 9.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

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ARTICLE X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Seller's receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2021, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE X and Section 6.05 and ARTICLE XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

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If to Buyer, to:	Super League Gaming, Inc. 2912 Colorado Ave., Suite 203 Santa Monica, CA 90404 Attention: Ann Hand, President & CEO
with a copy (which will not constitute notice to Buyer) to:	Disclosure Law Group, a Professional Corporation 655 West Broadway, Suite 870 San Diego, CA 92101 Attention: Jessica R. Sudweeks Email: jsudweeks@disclosurelawgroup.com
If to Seller, to Sellers' Representative (delivery of which shall constitute notice to all Sellers):	William Roberts 92 Abbotsbury Road Broadstone BH18 9DD United Kingdom Email: bill.roberts@wfdr.co.uk
with a copy (which will not constitute notice to Sellers' Representative or Sellers) to:	Bird & Bird 12 New Fetter Lane London EC4A 1JP Attention: Struan Penwarden Email: struan.penwarden@twobirds.com

Section 11.03 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars, and a reference in this Agreement to £ or pounds is to Pounds Sterling, the lawful currency of the United Kingdom. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Disclosure Schedules.

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(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.05 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.07 No Third-party Beneficiaries. Except as provided in Section 7.03 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 11.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State Court of California, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district courts within the State of California . Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 11.09(b); (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09(c).

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Section 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"SELLERS"

Signed:	/s/ William Roberts

Name:	William Roberts

Signed:	/s/ Colin Gillespie

Name:	Colin Gillespie

Signed:	/s/ Robert Pierre

Name:	Robert Pierre

"BUYER" SUPER LEAGUE GAMING, INC. a Delaware corporation

By	/s/ Ann Hand

Name:	Ann Hand

Title:	President & CEO

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